Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Hudson Pacific Properties, Inc.

Hudson Pacific Properties, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid:	Hudson Pacific Properties, Inc.
	Equity	Common Stock, $0.01 par value per share, of Hudson Pacific Properties, Inc. (1)	Rule 456(b) Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	(4)
	Equity	Preferred Stock, $0.01 par value per share, of Hudson Pacific Properties, Inc. (5)	Rule 456(b) Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	(4)
	Equity	Depositary Shares of Hudson Pacific Properties, Inc.	Rule 456(b) Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	(4)
	Other	Warrants of Hudson Pacific Properties, Inc.	Rule 456(b) Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	(4)
	Other	Purchase Contracts of Hudson Pacific Properties, Inc.	Rule 456(b) Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	(4)
	Other	Rights of Hudson Pacific Properties, Inc. (6)	Rule 456(b) Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	(4)
	Other	Hudson Pacific Properties, Inc. Units	Rule 456(b) Rule 457(r)	(2)	(2)	(2)	(4)	(4)
	Other	Guarantees of Hudson Pacific Properties, Inc. of Debt Securities of Hudson Pacific Properties, L.P. (7)	Rule 456(b) Rule 457(r)	(3)	n/a	n/a	(4)	(7)
	Hudson Pacific Properties, L.P.
	Debt	Debt Securities of Hudson Pacific Properties, L.P. (8)	Rule 456(b) Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	(4)

Fees Previously Paid:	N/A	—	—	—	—	—		—

	Total Offering Amounts:					N/A		N/A

	Total Fees Previously Paid:							N/A

	Total Fee Offsets:							N/A

	Net Fee Due:							N/A

(1)

Includes shares of common stock of Hudson Pacific Properties, Inc., if any, issuable upon conversion, exchange, exercise or settlement of the preferred stock, debt securities or warrants whose offer and sale are registered by the registration statement to which this exhibit is attached.

(2)	Omitted pursuant to Form S-3 General Instruction II.E.
(3)

An unspecified number of securities or aggregate initial offering price, as applicable, is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.

(4)

In accordance with Rules 456(b) and 457(r) under the Securities Act, except with respect to the unsold securities that have been previously registered, the registrant is deferring payment of the entire registration fee.

(5)

Includes shares of preferred stock of Hudson Pacific Properties, Inc., if any, issuable upon conversion, exchange, exercise or settlement of any other class or series of preferred stock, or of any debt securities or warrants, whose offer and sale are registered by the registration statement to which this exhibit is attached.

(6)	In U.S. dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).
(7)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.
(8)

The debt securities will be issued by Hudson Pacific Properties, L.P., a majority-owned subsidiary of Hudson Pacific Properties, Inc. The debt securities offered by Hudson Pacific Properties, L.P. may be accompanied by guarantees issued by Hudson Pacific Properties, Inc.